Exhibit 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS ANNOUNCES FIRST QUARTER 2011 RESULTS
AND DIVIDEND INCREASE
All Business Platforms Growing and Profitable;
Preparations Underway for T-3 Integration
DAYTON, OHIO, January 7, 2011...Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share (DEPS) of $0.44 for its fiscal first quarter ended November 30, 2010, compared with $0.18 in the prior year first quarter. Consolidated sales were $164 million in the first quarter of 2011, 27% higher than the first quarter of 2010. Each of Robbins & Myers’ business platforms achieved significant year-over-year sales growth. Robbins & Myers reported first quarter 2011 orders of $190 million, 38% higher than the comparable prior year period, and backlog grew to $204 million, the highest level in two years.
“We are benefiting from growth in unconventional drilling, which includes both horizontal and directional rigs, as exploration and production companies invest to capture oil and gas from the shale formations,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “This particular portion of the energy markets has been extremely strong, and we have products well-suited for this type of drilling. Other energy market products are experiencing growth, although at more moderate levels. Outside of the energy markets, our businesses continue to benefit from slowly-improving market conditions in developed global regions and higher growth in developing regions. As expected, recent growth in orders is translating into higher sales and profits.”
The Company reported first quarter 2011 earnings before interest and taxes (EBIT) of $24 million, significantly higher than the $10 million reported in the first quarter of 2010. Operating margins grew 730 basis points to 14.8%. Each of Robbins & Myer’s business platforms achieved profitability in the first quarter of 2011. Most of the Company’s first quarter 2011 profits were generated in its Fluid Management Group, which benefitted from an exceptionally strong sales mix.
Based on the strength of served energy markets, the Company is increasing its fiscal 2011 DEPS forecast from $1.45-$1.65 to $1.85-$2.05. The Company expects to earn $0.40-$0.50 in its second quarter of 2011, which includes cost pressures from typical seasonal plant shut-downs. These forecasts exclude restructuring charges and the financial impact from the pending merger with T-3 Energy Services, Inc.
Vote on T-3 Merger Later Today; Integration Preparations Well Underway
As originally announced on November 18, 2010, Robbins & Myers, Inc. and T-3 Energy Services, Inc. (NASDAQ: TTES) are each holding special shareholders meetings to approve the merger of T-3 with a subsidiary of Robbins & Myers.
“Pending shareholder approval later today, we expect to complete the acquisition on Monday, January 10,” said Mr. Wallace. “Our integration teams have been actively preparing to bring the two companies together, creating a strategic platform with better scale to support future growth and global expansion. I remain excited about the opportunities this acquisition will create for shareholders, employees and customers.”
Dividend Increase
Robbins & Myers also announced today that its Board of Directors approved an increase in the quarterly cash dividend payment from $0.0425 to $0.0450 per share. The dividend is payable on February 18, 2011 to shareholders of record as of January 21, 2011.
Mr. Wallace commented, “I am pleased to announce our fifth consecutive annual dividend increase, reflecting our strong financial position, successful business performance, and strategy to create long-term shareholder value.”
First Quarter Results by Segment
All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.
The Company’s Fluid Management segment reported orders of $102 million, up 50%, due primarily to strength in energy markets. Sales of $91 million were 34% higher, and EBIT nearly doubled to $28 million. EBIT margins of 30.8% were 630 basis points higher. Ending backlog nearly doubled to $68 million.
The Process Solutions segment reported orders of $54 million, an increase of 29% due to improving demand for capital goods in chemical markets, especially in developing economies. Sales of $49 million were 14% higher, and the business reported $1 million of EBIT in the first quarter of 2011 as compared with a $2 million loss in the prior year first quarter. Backlog expanded for the fifth consecutive quarter, ending the quarter at $85 million.
The Romaco segment had orders of $34 million, an increase of 24% due to continued recoveries in the segment’s pharmaceutical, food and other served markets. Backlog grew to $50 million in the first quarter of 2011. Sales increased 31% to $23 million, and EBIT improved from a prior year loss of $1 million to slightly above break-even.
Conference Call to Be Held Today, January 7 at 2:00 PM (Eastern)
A conference call to discuss first quarter 2011 financial results has been scheduled for 2:00 PM Eastern on Friday, January 7, 2011. The call can be accessed at www.robn.com or by dialing 800-901-5241 (US/Canada) or +1-617-786-2963, using conference ID #93307338. Replays of the call can be accessed by dialing 888-286-8010 (U.S./Canada) or +1-617-801-6888, both using replay ID #38790553.

About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In this release the Company refers to EBIT, a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of EBIT to net income is included in our Condensed Consolidated Income Statement. EBIT is not a measure of cash available for use by the Company.
Forward-Looking Statements
Statements set forth in this press release that are not historical facts, including statements regarding future financial performance, future market demand, future benefits to shareholders, future economic and industry conditions, the proposed merger between R&M and T-3 (including its benefits, results, effects and timing), and whether and when the transactions contemplated by the merger agreement will be consummated, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the Company’s control, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements. These risks and uncertainties include, but are not limited to: the failure of the shareholders of R&M or the stockholders of T-3 to approve the merger; potential uncertainties regarding market acceptance of the combined company; competitive responses to the proposed merger; costs and difficulties related to integration of T-3’s businesses and operations; the inability to or delay in obtaining cost savings and synergies from the merger; inability to retain key personnel; changes in the demand for or price of oil and/or natural gas; a significant decline in capital expenditures within the markets served by the Company; the ability to realize the benefits of restructuring programs; increases in competition; changes in the availability and cost of raw materials; foreign exchange rate fluctuations as well as economic or political instability in international markets and performance in hyperinflationary environments, such as Venezuela; work stoppages related to union negotiations; customer order cancellations; the possibility of product liability lawsuits that could harm our businesses; events or circumstances which result in an impairment of, or valuation against, assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; proposed changes in U.S. tax law which could impact our future tax expense and cash flow; decline in the market value of our pension plan investment portfolios; and other important risk factors discussed more fully in R&M’s reports on Form 10-K for the year ended August 31, 2010; its recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K; the joint proxy statement/prospectus filed with the Securities and Exchange Commission (“SEC”) on November 29, 2010; and other reports filed from time to time with the SEC. R&M does not undertake any obligation to revise or update publicly any forward-looking statements for any reason.

Additional Information
In connection with the proposed merger, R&M filed a registration statement on Form S-4 (333-17052) with the SEC that includes a joint proxy statement of R&M and T-3 and a prospectus of R&M. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT R&M, T-3 AND THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the registration statement and the joint proxy statement/prospectus and other documents containing information about R&M and T-3, without charge, at the SEC’s web site at www.sec.gov. Copies of R&M’s SEC filings also may be obtained for free by directing a request to Robbins & Myers, Inc., 51 Plum Street, Suite 260, Dayton, Ohio 45440, +1-(937)-458-6600. Copies of T-3’s SEC filings also may be obtained for free by directing a request to T-3 Energy Services, Inc., 7135 Ardmore, Houston, Texas 77054, +1-713-996-4110.
Participants in the Solicitation
R&M and T-3 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from their respective stockholders in respect of the proposed merger. Information about these persons can be found in R&M’s Annual Report on Form 10-K for its fiscal year ended August 31, 2010, as filed with the SEC on October 26, 2010 and amended on December 23, 2010, T-3’s proxy statement relating to its 2010 Annual Meeting of Stockholders, as filed with the SEC on April 30, 2010, T-3’s Current Report on Form 8-K filed with the SEC on June 16, 2010, and the joint proxy statement/prospectus related to the merger, which was filed with the SEC on November 29, 2010. These documents can be obtained free of charge from the sources indicated above.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	November 30, 2010	August 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$144,209	$149,213
Accounts receivable	123,687	115,387
Inventories	112,453	97,939
Other current assets	7,521	7,589
Deferred taxes	14,290	14,164

Total Current Assets	402,160	384,292

Goodwill & Other Intangible Assets	269,416	264,106
Deferred Taxes	34,589	33,932
Other Assets	9,568	10,091
Property, Plant & Equipment	126,776	124,600

	$842,509	$817,021

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$66,249	$66,562
Accrued expenses	91,829	90,345
Current portion of long-term debt	140	192

Total Current Liabilities	158,218	157,099

Long-Term Debt — Less Current Portion	98	93
Deferred Taxes	42,738	42,568
Other Long-Term Liabilities	131,583	126,237
Total Equity	509,872	491,024

	$842,509	$817,021

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands, except per share data)	2010	2009
Sales	$163,949	$129,413
Cost of sales	101,778	86,379

Gross profit	62,171	43,034
SG&A expenses	37,975	33,298

Income before interest and income taxes	24,196	9,736
Interest (income) expense, net	(25)	143

Income before income taxes	24,221	9,593
Income tax expense	9,129	3,367

Net income including noncontrolling interest	15,092	6,226
Less: Net income attributable to noncontrolling interest	396	196

Net income attributable to Robbins & Myers, Inc.	$14,696	$6,030

Net income per share:
Basic	$0.45	$0.18
Diluted	$0.44	$0.18

Weighted average common shares outstanding:
Basic	32,971	32,872
Diluted	33,087	32,911

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands)	2010	2009
Customer Sales
Fluid Management	$91,336	$68,188
Process Solutions	49,434	43,533
Romaco	23,179	17,692

Total	$163,949	$129,413

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$28,165	$16,734
Process Solutions	1,119	(1,651)
Romaco	92	(758)
Corporate and Eliminations	(5,180)	(4,589)

Total	$24,196	$9,736

Depreciation and Amortization
Fluid Management	$1,978	$2,047
Process Solutions	1,182	1,483
Romaco	659	578
Corporate and Eliminations	72	86

Total	$3,891	$4,194

Customer Orders
Fluid Management	$102,226	$68,107
Process Solutions	54,045	41,914
Romaco	33,517	27,134

Total	$189,788	$137,155

Backlog
Fluid Management	$68,322	$35,162
Process Solutions	85,247	60,295
Romaco	50,036	51,410

Total	$203,605	$146,867

Note: EBIT is a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is included in our Condensed Consolidated Income Statement. EBIT is not a measure of cash available for use by the Company.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
     (Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands)	2010	2009
Operating activities:
Net income including noncontrolling interest	$15,092	$6,226
Depreciation and amortization	3,891	4,194
Working capital and other changes, net	(21,493)	870

Cash (used) provided by operating activities	(2,510)	11,290

Investing activities:
Capital expenditures, net of nominal disposals	(3,100)	(2,182)

Cash used by investing activities	(3,100)	(2,182)

Financing activities:
(Payments) proceeds of long-term debt, net	(47)	1,286
Dividends paid	(1,405)	(1,314)
Other, net	323	111

Cash (used) provided by financing activities	(1,129)	83
Exchange rate impact on cash	1,735	1,750

(Decrease) increase in cash	(5,004)	10,941
Cash at beginning of period	149,213	108,169

Cash at end of period	$144,209	$119,110